Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Robin N. Lowe
Chief Financial Officer
T: +1-345-815-9919
E: Robin.Lowe@AltisourceAMC.com

Altisource Asset Management Corporation Reports First Quarter 2018 Results

CHRISTIANSTED, U.S. Virgin Islands, May 8, 2018 (GLOBE NEWSWIRE) - Altisource Asset Management Corporation (“AAMC” or the “Company”) (NYSE MKT: AAMC) today announced financial and operating results for the first quarter of 2018.

First Quarter 2018 Highlights and Recent Developments

•	Increased rental revenues of Front Yard Residential Corporation (“Front Yard”) by 14% to $39.8 million compared to $34.9 million for the fourth quarter of 2017.

•	Maintained strong operating metrics for Front Yard.

•	Reduced Front Yard's remaining legacy REOs to 320, down 35% from 490 at December 31, 2017.

•	Continued optimization of Front Yard's funding, of which 65% had fixed or capped rates and 78% had maturities of over 3.5 years.

“Under our management, Front Yard reported strong results in the first quarter of 2018,” stated Chief Executive Officer George Ellison. “We expect to see continued improvement in Front Yard's numbers going forward, which should positively impact AAMC.”

First Quarter 2018 Financial Results

AAMC’s net loss attributable to common stockholders for the first quarter of 2018 was $4.4 million, or $2.75 per diluted share, which included a $(2.9) million change in the fair value of our shares of Front Yard common stock, compared to $1.4 million, or $0.89 per diluted share, for the first quarter of 2017.

About AAMC

AAMC is an asset management company that provides portfolio management and corporate governance services to investment vehicles. Additional information is available at www.altisourceamc.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: AAMC’s ability to implement its business plan; AAMC's ability to leverage strategic relationships on an efficient and cost-effective basis; AAMC's and Front Yard's ability to compete; Front Yard’s ability to implement its business plan; general economic and market conditions; governmental regulations, taxes and policies; AAMC's ability to generate adequate and timely sources of liquidity and financing for itself or Front Yard; Front Yard’s ability to sell residential mortgage assets or non-rental real estate owned on favorable terms or at all; AAMC's ability to identify and acquire assets for Front Yard’s portfolio; Front Yard’s ability to complete potential transactions in accordance with anticipated terms and on a timely basis or at all; Altisource Portfolio Solutions S.A. and its affiliates’ ability to effectively perform its obligations under various agreements with AAMC and Front Yard; the failure of Main Street Renewal, LLC to effectively perform under its property management agreement with Front Yard; and other risks and uncertainties detailed in the “Risk Factors” and other sections described from time to time in the Company’s current and future filings with the Securities and Exchange Commission. The foregoing list of factors should not be construed as exhaustive.

The statements made in this press release are current as of the date of this press release only. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, whether as a result of new information, future events or otherwise.

Altisource Asset Management Corporation
Condensed Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended March 31,
	2018	2017
Revenues:
Management fees from Front Yard	$3,727	$4,211
Conversion fees from Front Yard	63	604
Expense reimbursements from Front Yard	262	196
Total revenues	4,052	5,011
Expenses:
Salaries and employee benefits	4,214	4,687
Legal and professional fees	352	684
General and administrative	947	1,157
Total expenses	5,513	6,528
Other (loss) income:
Change in fair value of Front Yard common stock	(2,940)	—
Dividend income on Front Yard common stock	244	244
Other income	43	12
Total other (loss) income	(2,653)	256
Loss before income taxes	(4,114)	(1,261)
Income tax expense	250	57
Net loss	(4,364)	(1,318)
Amortization of preferred stock issuance costs	(51)	(52)
Net loss attributable to common stockholders	$(4,415)	$(1,370)

Loss per share of common stock – basic:
Loss per basic share	$(2.75)	$(0.89)
Weighted average common stock outstanding – basic	1,603,898	1,545,555

Loss per share of common stock – diluted:
Loss per diluted share	$(2.75)	$(0.89)
Weighted average common stock outstanding – diluted	1,603,898	1,545,555

Altisource Asset Management Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
	(unaudited)
Current assets:
Cash and cash equivalents	$29,115	$33,349
Short-term investments	432	625
Front Yard common stock	16,326	19,266
Receivable from Front Yard	4,027	4,151
Prepaid expenses and other assets	1,440	1,022
Total current assets	$51,340	$58,413
Other non-current assets	1,527	1,974
Total assets	52,867	60,387

Current liabilities:
Accrued salaries and employee benefits	$2,045	$5,651
Accounts payable and other accrued liabilities	1,471	2,085
Total liabilities	3,516	7,736

Commitments and contingencies	—	—

Redeemable preferred stock:
Preferred stock, $0.01 par value, 250,000 shares issued and outstanding as of March 31, 2018 and December 31, 2017; redemption value $250,000	249,597	249,546

Stockholders' deficit:
Common stock, $0.01 par value, 5,000,000 authorized shares; 2,830,461 and 1,611,747 shares issued and outstanding, respectively, as of March 31, 2018 and 2,815,122 and 1,599,210 shares issued and outstanding, respectively, as of December 31, 2017	28	28
Additional paid-in capital	39,025	37,765
Retained earnings	33,225	38,970
Accumulated other comprehensive loss	—	(1,330)
Treasury stock, at cost, 1,218,714 shares as of March 31, 2018 and 1,215,912 shares as of December 31, 2017	(272,524)	(272,328)
Total stockholders' deficit	(200,246)	(196,895)
Total liabilities and equity	$52,867	$60,387